SECURITIES AND EXCHANGE COMMISSION


                      WASHINGTON, D.C.  20549


                             FORM 8-K


                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
                The Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):    April 26, 1996
                                                      --------------


                         BANCALABAMA, INC.
      (Exact name of registrant as specified in its charter)



           Delaware                     33-14391                 63-0945419
- ------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File Number)      IRS Employer
       of incorporation)                                    Identification No.



           312 Clinton Avenue, Huntsville, Alabama 35801
   ------------------------------------------------------------
   (Address, including zip code, of principal executive office)



                        (205) 533-5548
    -----------------------------------------------------------
       (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On April 26, 1996, BancAlabama, Inc. ("BA") and Union Planters Corporation ("UPC") entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which BA will be acquired by UPC. The Boards of Directors of BA and UPC approved the Agreement and the transactions contemplated thereby at separate meetings held on April 25, 1996.

     In accordance with the terms of the Agreement, UPC will acquire BA pursuant to the merger (the "Merger") of BA with and into BNF Bancorp, Inc., a Delaware corporation and a wholly owned subsidiary of UPC ("BNF"). BNF will be the surviving entity resulting from the Merger.

     Upon consummation of the Merger, each share of the $1.00 par value common stock of BA ("BA Common Stock") (excluding shares held by any BA company or by any UPC company, in each case other than in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by shareholders who perfect their statutory appraisal rights) issued and outstanding at the effective time of the Merger (as described in the Agreement, the "Effective Time") shall cease to be outstanding and shall be converted into and exchanged for the right to receive .5907 of a share (subject to possible adjustment as described below, the "Exchange Ratio") of the $5.00 par value common stock of UPC ("UPC Common Stock").

     In addition, at the Effective Time, all rights with respect to BA Common Stock, pursuant to stock options, stock appreciation rights, or other rights granted by BA under the existing stock plans of BA, which are outstanding at the Effective Time, whether or not exercisable, shall be converted into and become rights with respect to UPC Common Stock on a basis that reflects the Exchange Ratio.

     The Merger is intended to constitute a tax-free transaction under the Internal Revenue Code of 1986, as amended, and be accounted for as a pooling of interests.

     Consummation  of   the   Merger  is  subject  to  various  conditions,
including: (i) receipt of the approval by the stockholders of BA of appropriate matters relating to the Agreement and the Merger required to be approved under applicable law; (ii) receipt of certain regulatory approvals from the Board of Governors of the Federal Reserve System and other applicable regulatory authorities; (iii) receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger; (iv) receipt by UPC of a letter from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and (v) satisfaction of certain other conditions.

     Under the Agreement, BA has the right to terminate the Agreement if the Average Closing Price (as defined below) of UPC Common Stock (i) is less than $24.245 AND (ii) reflects a decline of more than 15% below a weighted index of the stock prices of a group of 16 bank holding companies designated in the Agreement, on the later of the date on which the last required consent of any regulatory authority required for the Merger is received and the date on which approval of the Merger by the shareholders of BA is received (the "Determination Date"). In the event that BA gives notice of its intention to terminate the Agreement based on such provision, UPC has the right, within five (5) days of UPC's receipt of such notice, to elect to adjust the Exchange Ratio in accordance with the terms of the Agreement, and, thereby remove BA's right to terminate.

     For purposes of the Agreement, the Average Closing Price shall mean the average of the daily last sales prices of UPC Common Stock as reported on the New York Stock Exchange, Inc. ("NYSE") - Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, another authoritative source as chosen by UPC) for the 10 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

     In connection with executing the Agreement, UPC and BA entered into a stock option agreement (the "Stock Option Agreement") pursuant to which BA granted to UPC an option to purchase, subject to certain limitations, up to 139,921 shares of BA Common Stock, at a purchase price of $10.29 per share, upon certain terms and in accordance with certain conditions.

     The Agreement and the Merger will be submitted for approval at a meeting of the stockholders of BA. Prior to the stockholders' meeting, UPC will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the shares of UPC Common Stock to be issued in exchange for the outstanding shares of BA Common Stock. Such shares of stock of UPC will be offered to the BA stockholders pursuant to a prospectus that will also serve as a proxy statement for the meeting of the stockholders of BA to consider and vote upon appropriate matters relating to the Agreement and the Merger.

     For additional information regarding the Agreement and the Stock Option Agreement, please refer to the copies of those documents which are incorporated herein by reference and included as Exhibits to this Current Report on Form 8-K. The foregoing discussion is qualified in its entirety by reference to such documents.

                             SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      BANCALABAMA, INC.
                                        (Registrant)

                                                William R. Collins
                                      By:____________________________________
                                                William R. Collins,
                                                Chief Executive Officer
                                                and Chairman of the Board


Date:  May 6, 1996

                         INDEX TO EXHIBITS
                         -----------------

Exhibit
- -------
2.1 Agreement and Plan of Merger, dated as of April 26, 1996, by and between Union Planters Corporation, BancAlabama,
        Inc., and BNF Bancorp, Inc.

2.2 Stock Option Agreement, dated as of April 26, 1996, issued by BancAlabama, Inc. to Union Planters Corporation


99.1 Text of press release, dated April 29, 1996, issued by BancAlabama, Inc.